EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



            We have issued our report dated March 12, 2007, (which report includes an explanatory paragraph relating to the application of Statement of Financial Accounting Standard No. 158 as of December 31, 2006) accompanying the consolidated financial statements and schedules included in the Annual Report of FMS Financial Corporation on Form 10-K/A for the year ended December 31, 2006. We hereby consent to the incorporation by reference of said report in the Registration Statements of FMS Financial Corporation on Form S-8 (File No. 33-24340)


/s/ Grant Thornton LLP

Philadelphia, Pennsylvania
May 14, 2007